UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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COMBIMATRIX CORPORATION

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May 5, 2017

Dear CombiMatrix Stockholder:

Thank you for being a CombiMatrix stockholder. We have momentum in our business right now and we are working hard to increase stockholder value. Today, I am writing to seek your support for the amendment to our 2006 Stock Incentive Plan (the “Plan”) that would provide the additional necessary shares to cover compensation that CombiMatrix Corporation (the “Company”) would like to provide to our existing and prospective employees.

We have grown our revenues, grown our cash collections, increased our market share, improved our gross margins, and reduced our operating cash burn. We believe we are on a path to profitability as I have stated numerous times publicly. As part of the Company’s compensation strategy, the Company wants to tie compensation to the Company’s long-term financial performance. Issuance of equity incentives under the Plan aligns employees with stockholder interests. It is also consistent with standard industry practice.

As of today, we have only 984 shares available for equity grants under the Plan. Given our desire to issue equity as a portion of compensation, as well as our desire to grow, the Board of Directors (the “Board”) is asking stockholders at the Company’s upcoming annual meeting to approve an additional 400,000 shares for issuance under the Plan.

The additional shares requested are necessary to maintain an appropriate mix of equity and cash awards and compensation for our employee base.

As CombiMatrix takes the next step in our evolution as a premier diagnostic company, I strongly believe that approval of these additional shares is crucial to the Company’s ongoing success, for several reasons:

●	Attracting and retaining talent. As we expand, evolve, and improve as an organization, it is important we work to build a best-in class team. The ability to recruit outside, motivated talent and to show tangible appreciation to those on our current team that have helped the Company achieve its recent success is essential to the Company’s continued progress to increase stockholder value. Equity compensation is a vitally important component of total compensation at the Company. If the Plan, as amended, is approved, our ability to offer competitive compensation packages to attract new talent and to retain our best performers will continue.

●	Avoiding disruption in compensation programs. The Board estimates that by approving the Plan, as amended, we will have a sufficient number of shares of common stock to cover awards under the Plan to meet our current projected needs. We believe this proposed amount of shares would avoid the need to revisit this issue for many years based on our current projections. If the Plan, as amended, is not approved, it will likely create a barrier to hiring and retaining the best talent and it will be necessary to replace components of compensation previously awarded in equity with cash, or with other instruments that may not necessarily align employee interests with those of stockholders as well as the equity awards would. Additionally, replacing equity with cash will increase cash compensation expense and be a drain on cash flow that could be better utilized driving business to increase stockholder value.

●	The Company recognizes that equity compensation awards dilute stockholder equity and must be used judiciously. The Company’s equity compensation practices are designed to be in line with industry norms, and we believe our historical share usage has been responsible and mindful of stockholder interests while providing sufficient flexibility to attract and retain the best talent in a time when we most need to attract and retain talent. We expect to work to achieve target dilution and annual issuance levels in line with industry norms.

It is critically important that the Company continues to foster an ownership culture by providing a direct link between employees and stockholders, and that the Company remains competitive in the market for talent. We need additional shares for grants to our increased workforce to accomplish both of these goals. Please support our efforts by voting FOR the amendment of the Plan, as well as by following the Board’s voting recommendations on the other agenda items.

If you need assistance in voting your shares, please contact our proxy solicitors at (800) 662-5200. If you have any other questions regarding this proposal, feel free to contact myself at (949) 753-0624 or Jody Cain with Investor Relations at (310) 691-7100.

Thank you for your continued support of CombiMatrix. We appreciate you as a stockholder in our company.

Sincerely,

Mark McDonough

President, Chief Executive Officer, and Director

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This letter contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this letter, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” “outlook,” “reach,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected profitability, projected increases in stockholder value, business momentum, sufficiency of the Plan reserve, and management's future business, operational and strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: our ability to grow revenue and improve gross margin; delays in achieving cash flow-positive operating results; the risk that operating expenses are not reduced or increase; the risk that test volumes and reimbursements level off or decline; the risk that payors decide to not cover our tests or to reduce the amounts they are willing to pay for our tests; the risk that we will not be able to grow our business as quickly as we need to; the inability to raise capital; the loss of members of our sales force; our ability to successfully expand the base of our customers, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in all of our genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; the need to grant greater amounts of equity compensation in order to attract and retain qualified personnel; our ability to ramp production from our sales; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; general economic conditions; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.